Exhibit 10.1
COMPENSATION ARRANGEMENT FOR ERIC W. NAROWSKI
On December 18, 2009, the Compensation Committee of the Company’s Board of Directors approved an award of additional compensation to Eric W. Narowski, the Company’s interim Chief Financial Officer, Senior Vice President, Principal Accounting Officer and Global Controller, in recognition of his service as interim Chief Financial Officer. Specifically, Mr. Narowski will receive a monthly bonus of $3,000, payable in bi-weekly installments, during the period he serves as the Company’s interim Chief Financial Officer, with retroactive effect to the date he was appointed to this role, November 20, 2009.